CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated November 11, 2022, of Water on Demand, Inc. relating to the audit of the financial statements for the period from Inception of April 22, 2022 to August 31, 2022 and the reference to our firm under the caption “Experts” in the Registration Statement.

M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

February 9, 2023